Exhibit 10.gg
Director Compensation
     Each Director of the Corporation who is not an employee of the Corporation receives an annual Director’s fee of $29,000, plus $1,500 for each Board or committee meeting attended. Further, any Director serving as a Chairman of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee receives an additional annual fee of $8,500, $7,500 or $6,000, respectively.  Each Director has the option to defer payment of all or a specified portion of his or her Director’s fees under the terms of the Directors Deferred Units Plan.  Non-Employee Directors are also eligible for grants under the Corporation’s 2002 Equity Incentive Plan and, on February 1, 2006, each non-employee Director of the Corporation received an award of 2,000 restricted shares of Common Stock.